NL Industries, Inc.                          Contact:    Robert D. Hardy
16825 Northchase Drive, Suite 1200                       Chief Financial Officer
Houston, TX  77060                                       (281) 423-3332
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News Release
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FOR IMMEDIATE RELEASE                                               EXHIBIT 99.1

                        NL REPORTS FIRST QUARTER RESULTS

HOUSTON, TEXAS - April 30, 2003 -- NL Industries, Inc. (NYSE:NL) today reported net income for the first quarter of 2003 of $.20 per diluted share compared with $.13 per diluted share in the first quarter of 2002. Excluding the effect of the items summarized in the accompanying table, net income in the first quarter of 2003 was $.17 per diluted share compared with $.11 per diluted share in the first quarter of 2002.

The Company's titanium dioxide pigments ("TiO2") operating income in the first quarter of 2003 was $34.3 million compared with $22.2 million in the first quarter of 2002. The 55% increase in operating income was primarily due to higher average selling prices and higher sales and production volumes, partially offset by higher operating costs, particularly energy costs. Compared with the fourth quarter of 2002, operating income in the first quarter of 2003 increased $14.2 million, or 71%, primarily due to higher sales and production volumes, higher average selling prices and lower operating costs.

The Company's average selling price in billing currencies (which excludes the effects of foreign currency translation) during the first quarter of 2003 was 6% higher than the first quarter of 2002 and was 1% higher than the fourth quarter of 2002. Compared with the fourth quarter of 2002, selling prices in billing currencies increased in all major markets. The average selling price in billing currencies in March 2003 was comparable to the average selling price for the first quarter.

The Company's first quarter 2003 average selling price expressed in U.S. dollars (computed using actual foreign currency exchange rates prevailing during the respective periods) was 18% higher than the first quarter of 2002 and was 6% higher than the fourth quarter of 2002. The average selling price expressed in U.S. dollars in March 2003 was comparable to the average selling price for the first quarter.

The Company's first quarter 2003 sales volume of 118,400 metric tons increased 5% from the first quarter of 2002 and increased 16% from the fourth quarter of 2002. Compared to the fourth quarter of 2002, sales volume increased in all major markets. Finished goods inventory levels at the end of the first quarter decreased 2% from December 2002 levels and represented under two months of sales.

The Company's first quarter 2003 production volume of 117,200 metric tons was 11% higher than the first quarter of 2002 and increased 9% from the fourth quarter of 2002 with operating rates near full capacity in the first quarter of 2003 compared with 96% of capacity in the first quarter of 2002. Increased production volume in the first quarter of 2003 compared with fourth quarter 2002 was primarily due to maintenance stops in the fourth quarter.

Lawrence A. Wigdor, Executive Vice President, stated, "Operating profits for the first quarter of 2003 exceeded our expectations driven by stronger than anticipated sales volume. Sales volume was a first quarter Company record, while production volume was an all-time quarterly Company record. Our debottlenecking efforts have proven successful and we currently have annual capacity of approximately 470,000 metric tons. We currently expect TiO2 sales volume for full year 2003 to increase slightly over full year 2002 levels, with higher average selling prices in 2003 compared to 2002. Operating income is forecasted to be above 2002 levels reflecting the improvement in pricing and volumes. We remain cautious about the outlook for the second half of 2003 as there remains a high degree of uncertainty concerning worldwide economic conditions."

Securities earnings for the first quarter of 2003 included a $2.3 million noncash securities transaction gain related to the exchange of the Company's holdings of Tremont Corporation common stock for shares of Valhi, Inc. common stock as a result of a series of merger transactions Valhi completed in February 2003. In addition, interest income was lower in the first quarter of 2003 as compared with first quarter 2002 due to lower levels of available funds invested and lower average yields.

Corporate income for the first quarter of 2002 included a $1.9 million litigation settlement gain with former insurance carrier groups.

Corporate expense for the first quarter of 2003 was $15.3 million, an increase of $5.2 million compared with the first quarter of 2002 primarily due to higher environmental expenses related to remediation of formerly owned business units. Compared to the fourth quarter of 2002, corporate expense in the first quarter of 2003 increased $5.6 million primarily due to higher environmental expenses partially offset by lower legal and stock option compensation expenses.

Interest expense in the first quarter of 2003 was $8.0 million, an increase of $1.5 million from the first quarter of 2002 primarily due to higher levels of outstanding debt and associated currency effects, partially offset by lower interest rates.

The Company's net debt at March 31, 2003 was $237.1 million, up $41.6 million from December 31, 2002. The increase in net debt during the first quarter of 2003 primarily related to seasonal negative free cash flow (defined as cash used by operating activities of $13.7 million and cash used by investing activities of $4.4 million) of $18.1 million, currency effect on outstanding non-U.S. dollar indebtedness of approximately $8.6 million and payment of the quarterly dividend of $9.5 million. Net debt at March 31, 2003 was comprised of total debt of $350.2 million less cash, current and noncurrent restricted cash and current and noncurrent restricted marketable debt securities of $113.1 million.

In an effort to provide investors with additional information regarding the Company's results as determined by accounting principles generally accepted in the United States of America ("GAAP"), the Company has disclosed certain non-GAAP information which the Company believes may provide useful information to investors:

   o The Company discloses percentage changes in its average TiO2 selling prices in billing currencies (which excludes the effects of foreign currency translation), so that such changes can be analyzed without the impact of changes in foreign currency exchange rates, thereby facilitating period-to-period comparisons. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the percentage change in average selling prices in billing currencies will be higher or lower, respectively, than such percentage changes would be using actual exchange rates prevailing during the respective periods.

   o The Company discloses net debt (defined above) to aid in analyzing the Company's liquidity position.

   o The Company discloses EBITDA (defined as operating income, plus depreciation, depletion and amortization expense, less corporate expense, plus litigation settlement gains, net, and plus other corporate income) as a supplement to the Company's operating income and cash flow from operations because the Company believes that EBITDA is a widely used performance measure and financial indicator of cash flows and the ability to service debt. EBITDA should not be considered as an alternative to, or more meaningful than, operating income or net income determined under GAAP as an indicator of the Company's operating performance, or cash flows from operating, investing and financing activities determined under GAAP as a measure of liquidity. EBITDA is not intended to depict funds available for reinvestment or other discretionary uses, as the Company has significant debt requirements and other commitments. Investors should consider certain factors in evaluating the Company's EBITDA, including interest expense, income taxes, noncash income and expense items, changes in assets and liabilities, capital expenditures, investments in joint ventures and other items included in GAAP cash flows as well as future debt repayment requirements and other commitments and contingencies.

A conference call regarding NL's earnings announcement and the Company's outlook is scheduled for Wednesday, April 30, 2003 at 12:00 p.m. (EDT). Mr. Martin will host the call. Participants can access the call by dialing (888) 273-9886 (domestic) and (612) 332-0725 (international). The title of the call is NL Earnings. A taped replay of the call will be available at 3:30 p.m. (EDT) the day of the call through 11:59 p.m. (EDT) on Wednesday, May 7, 2003 by calling
(800) 475-6701 (domestic) and (320) 365-3844 (international). The access code for the replay is 682188. The call will also be broadcast live on the Internet at the Corporate Communications Broadcast Network ("CCBN") website at http://www.companyboardroom.com. In order to listen to the call, your computer must have Windows Media Player or RealPlayer installed, which can be downloaded prior to the call from the CCBN website. An online replay will be available approximately one hour after the call.

NL Industries, Inc. is a major international producer of titanium dioxide pigments.

The statements in this release (and statements made in the conference call referred to above) relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "may," "will," "should," "could," "anticipates," "expects," or comparable terminology or by discussions of strategy or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve risks and uncertainties, including, but not limited to, the cyclicality of the titanium dioxide industry, global economic and political conditions, changes in global productive capacity, changes in customer inventory levels, changes in product pricing, changes in product costing, changes in foreign currency exchange rates, competitive technology positions, operating interruptions (including, but not limited to, labor disputes, leaks, fires, explosions, unscheduled downtime, transportation interruptions, war and terrorist activities), the ultimate resolution of pending or possible future lead pigment litigation and legislative developments related to the lead paint litigation, the outcome of other litigation and tax controversies, and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

                               NL INDUSTRIES, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (In millions, except per share and metric ton data)
                                   (Unaudited)

                                                             Three months ended
                                                                  March 31,
                                                             ------------------
                                                              2003       2002
                                                             -------    -------

Revenues and other income (expense):
    Net sales ............................................   $ 253.0    $ 202.4
    Other income (expense), excluding corporate ..........       (.9)        .7
                                                             -------    -------
                                                               252.1      203.1

Cost of sales ............................................     188.4      156.3
Selling, general and administrative, excluding corporate .      29.4       24.6
                                                             -------    -------

        Operating income .................................      34.3       22.2

Corporate income (expense):
    Securities earnings ..................................       3.1        1.3
    Litigation settlement gains, net and other income ....        .4        2.9
    Expenses .............................................     (15.3)     (10.1)
    Interest expense .....................................      (8.0)      (6.5)
                                                             -------    -------

        Income before income taxes and minority interest .      14.5        9.8

Income tax expense .......................................       5.1        3.2
                                                             -------    -------

        Income before minority interest ..................       9.4        6.6

Minority interest ........................................      --           .2
                                                             -------    -------

        Net income .......................................   $   9.4    $   6.4
                                                             =======    =======

Basic and diluted net income per share ...................   $   .20    $   .13
                                                             =======    =======

Weighted average shares used in the
  calculation of net income per share:
    Basic shares .........................................      47.7       48.9
    Dilutive impact of stock options .....................      --         --
                                                             -------    -------
    Diluted shares .......................................      47.7       48.9
                                                             =======    =======

Metric tons in thousands:
    Sales volume .........................................     118.4      112.4
    Production volume ....................................     117.2      105.8

EBITDA ...................................................   $  29.0    $  22.8


Below is a reconciliation of net income to EBITDA (in millions):

                                                             Three months ended
                                                                  March 31,
                                                             -------------------
                                                              2003         2002
                                                              -----        -----
                                                                 (Unaudited)


Net income ...........................................        $ 9.4        $ 6.4
Minority interest ....................................         --             .2
Income tax expense ...................................          5.1          3.2
Interest expense, net ................................          4.9          5.2
Depreciation, depletion and amortization .............          9.6          7.8
                                                              -----        -----

        EBITDA .......................................        $29.0        $22.8
                                                              =====        =====


Below is a reconciliation of "Net cash (used) provided by operating activities" to EBITDA (in millions):

                                                             Three months ended
                                                                  March 31,
                                                             ------------------
                                                               2003       2002
                                                               -----      -----
                                                                 (Unaudited)


Net cash (used) provided by operating activities .........     $(13.7)    $12.8
Change in assets and liabilities .........................       29.2       2.4
Interest expense, net ....................................        6.8       5.5
Income tax expense .......................................        3.5       2.4
Other ....................................................        3.2       (.3)
                                                               ------     -----

        EBITDA ...........................................     $ 29.0     $22.8
                                                               ======     =====

                               NL INDUSTRIES, INC.

                   COMPONENTS OF DILUTED NET INCOME PER SHARE

                                   (Unaudited)



The Company believes the analysis presented in the following table may be useful in obtaining an understanding of the comparability of the Company's results of operations for the periods presented.

                                                              Three months ended
                                                                   March 31,
                                                                --------------
                                                                2003      2002
                                                                ----      ----

Noncash marketable equity securities gain (1) ..............    $.03      $--

Litigation settlement gains, net (2) .......................     --        .02

Reported net income per share excluding above items ........     .17       .11
                                                                ----      ----

                                                                $.20      $.13
                                                                ====      ====



(1) Noncash marketable equity securities transaction gain on exchange of certain investment securities held as available-for-sale.

(2) Previously-reported litigation settlement reached with certain principal former insurance carrier groups.


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